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Analysts International Corporation Continues to Transform its Business

Company exits certain lines of business and
makes additional staff reductions to keep costs in line with revenue

MINNEAPOLIS — July 8, 2008 — Analysts International Corporation (AIC) (NASDAQ: ANLY), a diversified IT services company, today announced the sale of Symmetry Workforce Solutions, its managed services business; the discontinuation of its staffing relationship with Lexmark International, Inc.; and a corresponding reduction of its corporate and back office support staff.

AIC has sold Symmetry Workforce Solutions, its managed services business, to COMSYS IT Partners, Inc., a leading provider in the managed services space. The transaction closed on July 1, 2008. “This is a win for AIC, for COMSYS and for our managed services clients,” said Elmer Baldwin, President and CEO, Analysts International Corporation. “While we determined that Symmetry was a non-core business for AIC, I have a high degree of confidence in COMSYS’ ability to serve these former AIC clients and employees moving forward.”

In addition, AIC has discontinued its staffing relationship with Lexmark International, Inc., a printing and imaging solutions company. Effective July 6, 2008, AIC officially transferred its existing Lexmark contracts and approximately 350 billable consultants to three other Lexmark staffing suppliers. On an annual basis, Lexmark accounted for approximately $20 million in revenue for AIC. With the cost of supporting that business also at approximately $20 million, the net impact to AIC as a result of this transition is expected to be negligible. AIC intends to continue to pursue opportunities to provide more value-added, project-based services to Lexmark and its clients.

Together, business through Symmetry and the Lexmark account represented total annual revenue of more than $60 million and gross margins of approximately $3 million, to which nearly $2.3 million of operating expenses were directly attributed.

“These initiatives are consistent with the plans we outlined earlier in the year and mark important steps in the continued transformation of our business,” stated Baldwin. “Eliminating certain lines of business allows us to focus our attention on providing more value-added services to our clients. We’ve made good progress with these initiatives to date, but remain focused on the work that’s yet to be done. Especially in light of today’s economy, we plan to continue to sharpen our focus and deliver better value to our clients, resulting in improved margins for our business.”

In order to keep its costs in line with the requirements of the business moving forward, AIC has reduced its corporate and back office support staff and made a number of changes in other areas of the business where there were opportunities to further reduce costs without impacting service to its clients. These reductions, combined with the account management team changes that occurred in conjunction with the transition of Lexmark and Symmetry, resulted in the elimination of more than 30 positions in the second quarter.

About Analysts International Corporation
Headquartered in Minneapolis, MN, Analysts International Corporation (AIC) (NASDAQ: ANLY) is a diversified technology services company. With sales and customer support offices in the United States and Canada, AIC provides information technology solutions and staffing services, including: Technology Solutions, which provides network services, infrastructure, application integration, IP telephony and hardware solutions to the middle market; Professional Services, which provides highly skilled project managers, business analysts, developers and other IT consultants to assist its clients with strategic change; and IT Resources Staffing, which provides best value, best response supply of resources to high-volume clients. For more information, visit www.analysts.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This Press Release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Statements made in the Press Release by the Company, or its President and CEO, Elmer Baldwin, that:  i) the result of exiting portions of the Company’s low margin staffing business will include allowing the Company to sharpen its focus and deliver value added services to clients without impact to client service; and ii) the effect of exiting the businesses and the associated reduction in personnel and other overheard costs will have a positive effect on the Company’s financial results, including improved margins, are forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. In any forward-looking statement in which the Company or Mr. Baldwin expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:  (i) lack of success with focusing on providing value-added services to its clients; (ii) reduction in costs not resulting in improved margins or net financial results or having a negative impact on client service capabilities; (iii) the current state of the economy and the effect on the Company’s industry and business; (iv) and other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in the Company’s filings with the SEC, including its Annual Report on Form 10-K for its most recent fiscal year, especially in the Management’s Discussion and Analysis section, its most recent Quarterly Report on Form 10-Q and its Current Reports on Form 8-K. All forward-looking statements included in this Press Release are based on information available to the Company on the date of the Press Release. The Company undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in the Press Release to reflect events or circumstances after the date of the Press Release or to update reasons why actual results would differ from those anticipated in such forward-looking statements.

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